EXHIBIT 99.5

Dear < CUSTOMER NAME>,

I am excited to share with you that MAPICS has announced a definitive agreement to be acquired by Infor Global Solutions. Infor is a privately held, provider of enterprise business solutions to select manufacturing and distribution industries. Infor’s acquisition of MAPICS results in one of the largest global providers exclusively focused on delivering world-class ERP and Supply Chain solutions to the manufacturing and distribution industries. MAPICS’ solid base of about 4,500 customers and team of dedicated professionals will strengthen Infor’s position in the manufacturing sector. There are numerous benefits to our customers:

•	Commitment to your industry: Infor’s vision is to drive global leadership in the manufacturing and distribution industries by assembling enterprise class solutions with best of breed functionality and professionals with deep vertical market expertise. Infor’s solutions address the essential challenges that are specific to your industry.

•	Stability, long-term investment and growth: The combined company will have over 17,500 customers in over 70 countries. We believe that Infor’s financial backing, extensive resources, and ability to meet the needs of global manufacturers are beneficial to our customers and their future growth.

•	Access to global resources: The manufacturing industry is becoming increasingly global in nature, with businesses of all sizes expanding internationally. Infor and MAPICS have the products, experience, and local resources to support customers’ operations anywhere in the world.

Infor’s CEO has committed to continue to support the current product lines of MAPICS and to leverage synergies between our solutions wherever possible to enhance the benefits we are able to provide. Infor understands the critical role that MAPICS plays in running your business, and assures you that in all cases, Infor will work hard to protect and enhance the value of your investments in MAPICS’ products and technology.

Although we have signed a definitive agreement, there is still a period of about 90-120 days before the transaction closes. During this period, we will develop a transition plan that details our product roadmap and overall company direction. We will communicate with you regularly during this transition and answer your questions as the plan develops. In the meantime, we will remain focused on completing current projects and continuing to provide exceptional service and support.

I am sure you can appreciate we have much work to do over the next several months until the acquisition closes and we transition to Infor Global Solutions. I hope you will attend our annual MPower 2005 International MAPICS Customer Conference in Orlando on May 22-25, 2005. At this conference you will meet the Infor executive team, preview the combined 36-month product roadmap and learn more about Infor’s long-term plan. We are excited about the future and hope you are as well.

Sincerely,

Dick Cook

President & CEO

MAPICS, Inc.